Exhibit 99.1

FOR IMMEDIATE RELEASE:
For Media Inquiries:	Brad E. Schwartz, Chief Executive Officer
757-389-5112

Monarch Financial Holdings Elects Corporate Officers

CHESAPEAKE, Va., November 21, 2011 –Monarch Financial Holdings, Inc. (NASDAQ: MNRK), the parent company of Monarch Bank, today announced the election of officers.

“We wanted to formalize our holding company management structure even though these individuals already serve in these roles as members of Monarch Bank’s senior management team,” said Brad E. Schwartz, Chief Executive Officer. “This structure positions Monarch for success and profitable growth in the years ahead.”

Brad E. Schwartz was re-elected as Chief Executive Officer and Lynette P. Harris was re-elected as Executive Vice President and Chief Financial Officer. Four new officers were elected to the parent company, as follows:

•	E. Neal Crawford, Jr. was elected as President, and currently serves as President of Monarch Bank.

•	William T. Morrison was elected as Executive Vice President, and currently serves as Chief Executive Officer of Monarch Mortgage, a division of Monarch Bank.

•	Andrew N. Lock was elected as Executive Vice President and Chief Risk Officer, and currently serves as Executive Vice President and Chief Risk Officer for Monarch Bank.

•	Denys Diaz was elected as Executive Vice President, and currently serves as Executive Vice President and Chief Information Officer for Monarch Bank.

About Monarch Bank

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with nine banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have over twenty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”, and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the symbol “MNRKP”.

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